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Table of Contents

As filed with the Securities and Exchange Commission on January 3, 2006.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPIRIT FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	14631 N. Scottsdale Road, Suite 200 Scottsdale, Arizona 85254 (480) 606-0820 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	20-0175773 (I.R.S. Employer Identification Number)

Christopher H. Volk
President and Chief Executive Officer
Spirit Finance Corporation
14631 N. Scottsdale Road
Scottsdale, Arizona 85254
(480) 606-0820
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:

Paul E. Belitz, Esq.
Michael J. Zieg, Esq.
Kutak Rock LLP
1801 California St., Suite 3100
Denver, Colorado 80202
(303) 297-2400

        Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $.01 par value Preferred Stock, $.01 par value Debt Securities, and Warrants	(1)(2)	(1)(2)	(1)(2)	(3)

(1)
Omitted pursuant to Form S-3 General Instruction II.E.

(2)
Such indeterminate number or amount of common stock, preferred stock, debt securities and warrants is being registered as may from time to time be issued at indeterminate prices. This Registration Statement also includes such indeterminable amount of common stock, preferred stock and debt securities as may be issued from time to time upon exercise of warrants or conversion of convertible securities being registered hereunder.

(3)
Deferred in reliance upon Rule 456(b) and Rule 457(r).

PROSPECTUS

SPIRIT FINANCE CORPORATION

Common Stock
Preferred Stock
Debt Securities
Warrants

        This prospectus contains a general description of the debt and equity securities that we may offer for sale. We may from time to time offer, in one or more series or classes, separately or together, the following:

  •
  shares of our common stock;

  •
  shares of our preferred stock;

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  debt securities which may be either senior debt securities or subordinated debt securities; and/or

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  warrants entitling the holders to purchase shares of our common stock, shares of our preferred stock or our debt securities.

        We will offer our securities in amounts, at prices and on terms to be determined at the time we offer those securities. We will provide the specific terms of the securities in supplements to this prospectus. We are organized and conduct our operations so as to qualify as a real estate investment trust, or REIT, for federal income tax purposes. The specific terms of the securities may include limitations on actual, beneficial or constructive ownership and restrictions on transfer of the securities that may be appropriate to preserve our status as a REIT.

        The securities may be offered on a delayed or continuous basis directly by us, through agents, underwriters or dealers as designated from time to time, through a combination of these methods or any other method as provided in the applicable prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

        Our common stock is traded on the New York Stock Exchange under the symbol "SFC."

        Investing in our securities involves risks. Before buying our securities, you should refer to the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission. See "Risk Factors" on page 1.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

January 3, 2006

        This prospectus and the applicable prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus and the applicable prospectus supplement is correct on any date after the respective dates of the prospectus and the prospectus supplement or supplements, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

RISK FACTORS

        Before you invest in any of our securities, in addition to the other information in this prospectus and the applicable prospectus supplement, you should carefully consider the risk factors under the heading "Factors Affecting Our Operating Results" or "Risk Factors" in the section entitled "Business" in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus and the applicable prospectus supplement, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934.

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement that we filed with the Securities and Exchange Commission, or SEC. By using a shelf registration statement, we may sell common stock, preferred stock, debt securities and warrants to purchase any or all of the foregoing, either separately or in units, from time to time in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of the securities offered, including the amount, the price and the terms determined at the time of the offering. The prospectus supplement may also add to, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with additional information described under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public on the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information about their public reference room and their copy charges.

        Our reports, proxy statements and other information about us may also be inspected at:

The New York Stock Exchange
20 Broad Street
New York, New York 10005

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

        We are incorporating by reference the following documents that we have previously filed with the SEC (Commission File No. 1-32386) except for any document or portion thereof "furnished" to the SEC:

  •
  Annual Report on Form 10-K for the year ended December 31, 2004.

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  Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

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  Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

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  Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

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  Current Reports on Form 8-K dated January 7, 2005, April 5, 2005, May 20, 2005, July 26, 2005, September 6, 2005, September 13, 2005, November 7, 2005 and December 7, 2005.

  •
  Definitive Proxy Statement on Schedule 14A filed on April 5, 2005.

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  The description of our capital stock contained in our Registration Statement on Form 8-A filed on December 14, 2004.

        We are also incorporating by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the time that we sell all of the securities offered by this prospectus and any applicable prospectus supplement. In no event, however, will any of the information that we "furnish" to the SEC in any Current Report on Form 8-K from time to time be incorporated by reference into, or otherwise included in, this prospectus.

        You may obtain a copy of any of the documents referred to above (other than exhibits unless that exhibit is specifically incorporated by reference) at no cost by written or oral request to:

Spirit Finance Corporation
14631 N. Scottsdale Road, Suite 200
Scottsdale, Arizona 85254
Attn: Secretary
(480) 606-0820

        We maintain a web site at www.spiritfinance.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other document we file with or furnish to the SEC.

FORWARD-LOOKING STATEMENTS

        Some of the statements in, or incorporated by reference in, this prospectus or any applicable prospectus supplement constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, forward-looking statements can be identified by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" or the negative of these terms or other similar terms.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. The following are some of the factors that could cause actual results to vary from our forward-looking statements:

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  changes in our industry, interest rates or general economic conditions;

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  general volatility of the capital markets and the market price of our common stock;

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  changes in our business strategy or development plans;

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  availability and terms of additional capital;

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  failure to maintain our status as a REIT;

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  availability of suitable properties to acquire at favorable prices and our ability to rent those properties at favorable rates;

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  defaults by tenants on our leases;

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  our ability to renew leases with tenants at the expiration of their lease term or otherwise re-lease those properties to suitable new tenants;

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  availability of qualified personnel and our ability to retain our key management personnel;

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  changes in, or the failure or inability to comply with, government regulation;

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  the extent and nature of our competition; and

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  other factors set forth in the documents we file with the SEC that are incorporated by reference in this prospectus or as set forth in the applicable prospectus supplement.

        We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained in this prospectus or any applicable prospectus supplement to reflect any change in our expectations with regard to the statements or any change in events, conditions or circumstances on which any such statement is based. In evaluating forward-looking statements you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the SEC, and you should not place undue reliance on those statements.

SPIRIT FINANCE CORPORATION

        Spirit Finance Corporation is a self-managed and self-advised REIT for federal income tax purposes. We were formed primarily to acquire single tenant, operationally essential real estate to be leased on a long-term, triple-net basis to retail, distribution and service-oriented companies. Single tenant, operationally essential real estate consists of properties that are free-standing real estate facilities that contain our customers' retail, distribution or service activities that are vital to the generation of their sales and profits. We target real estate of established companies in various industries located throughout the United States.

        We primarily engage in sale-leaseback transactions with our customers where we purchase real estate assets and lease the property back to our customer on a long-term, triple-net basis. A triple-net lease generally requires the tenant to pay all operating and maintenance costs, insurance premiums and real estate taxes for the property. In addition to providing sale-leaseback financing, we may also selectively originate and acquire long-term commercial mortgage loans that are integral to our strategy of providing a complete solution of financing products to our customers. We may also make a limited amount of unsecured corporate loans or provide construction or equipment financing to customers.

USE OF PROCEEDS

        Unless we state otherwise in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities offered by this prospectus and the applicable prospectus supplement for general corporate purposes. General corporate purposes may include additions to working capital, capital expenditures, repayment of debt, funding improvements to properties, and acquiring additional properties. Pending application of the net proceeds, we intend to invest the proceeds in interest bearing accounts and short-term, interest bearing securities.

RATIOS OF EARNINGS TO FIXED CHARGES

		Years Ended December 31,
	Nine Months Ended September 30, 2005
		2004	2003
Ratio of earnings to fixed charges	2.3x	2.7x	(1)

(1)
Earnings were insufficient to meet fixed charges by approximately $1.2 million for the period from our inception on August 14, 2003 to December 31, 2003. For the period ended December 31, 2003, our operations consisted primarily of start-up expenditures and organization activities.

        In the calculation of the above ratios, our "earnings" included:

  •
  net income from continuing operations, plus

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  fixed charges.

        Our "fixed charges" represented interest expense from continuing operations including:

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  interest expense on all indebtedness,

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  amortization of capitalized expenses related to indebtedness,

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  debt insurer premiums,

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  amortization of interest rate swap settlement costs, and

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  an estimated portion of operating lease rental expense that is considered representative of interest.

        From inception through September 30, 2005, we did not have any preferred stock outstanding; therefore, a ratio of combined fixed charges and preference dividends to earnings is not presented.

DESCRIPTION OF OUR CAPITAL STOCK

        The following is a summary description of our capital stock. For a complete description, you are urged to review our charter and our bylaws in their entirety, and the Maryland General Corporation Law.

General

        Our charter provides that we may issue up to 375,000,000 shares of common stock, $.01 par value per share, and up to 125,000,000 shares of preferred stock, $.01 par value per share. Our board of directors has the power, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series we are authorized to issue. As of December 15, 2005, 67,663,071 shares of common stock, and no shares of preferred stock, were issued and outstanding. Under Maryland law, our stockholders generally are not liable for our debts or obligations solely as a result of that stockholder's status as a stockholder.

Common Stock

        All shares of common stock offered by this prospectus will be duly authorized, fully paid and non-assessable. Stockholders are entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. Stockholders are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

        Subject to our charter restrictions on transfer of our stock, each outstanding share of common stock entitles a stockholder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Under restrictions contained in our charter, Bank of America Corporation and its affiliates may not vote the shares of common stock they currently hold or shares they acquire in the future. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. Cumulative voting in the election of directors is not permitted. Directors will be elected by a plurality of the votes cast at the meeting in which directors are being elected. This means that the holders of a majority of the outstanding shares of common stock can effectively elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

        Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our capital stock. Subject to our charter restrictions on transfer of stock, all shares of common stock will initially have equal dividend, liquidation and other rights.

        Under Maryland law and our charter, we generally cannot dissolve, amend our charter, merge, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least a majority of the shares entitled to vote on the matter.

Preferred Stock; Power to Reclassify Shares of Our Stock

        Our charter authorizes our board of directors to classify and reclassify any unissued shares of our preferred stock into one or more classes or series of stock. Before the issuance of shares of any class or series, the board is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for shares of our common stock or otherwise be in a particular stockholder's best interest. Any shares of preferred stock we may issue may be convertible into shares of our common stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

        We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of preferred stock and to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our capital stock may be listed or traded. We could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for shares of our common stock or otherwise be in the best interest of a particular stockholder. In addition, our issuance of additional shares of stock in the future could dilute existing stockholders.

Meetings and Special Voting Requirements

        An annual meeting of our stockholders will be held in May of each year, at least 30 days after delivery of our annual report. Special meetings of stockholders may be called only at the request of our directors, the chairman of the board, the chief executive officer, the president or at the written request of stockholders holding at least 10% of the outstanding shares entitled to be voted at such meeting in accordance with the procedures established by our bylaws. The presence of a majority of the outstanding shares either in person or by proxy at a meeting of stockholders will constitute a quorum. Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except that a plurality of the votes cast at a meeting at which a quorum is present is sufficient to elect a director and a majority of the votes entitled to be cast is required to approve certain extraordinary matters such as mergers, amendments to our charter or the sale of all or substantially all of our assets. Cumulative voting of shares is not permitted.

REIT Qualification

        Our charter requires our board of directors to use its reasonable best efforts to take such actions as are necessary or appropriate for us to qualify as a REIT. However, if the board of directors determines that it is no longer in our best interests to continue to be qualified as a REIT, the board of directors shall take such actions as are required to cause the matter of termination of our REIT qualification to be submitted to a vote of our stockholders. The affirmative vote of the holders of not less than a majority of the shares outstanding and entitled to vote thereon shall be required to terminate our status as a REIT.

Restrictions on Ownership and Transfer

        For us to qualify as a REIT under the Internal Revenue Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year.

        Our charter contains restrictions on the number of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 9.8%, in value or in voting power, whichever is more restrictive, of our outstanding shares of stock. In addition, no person may acquire or hold, directly or indirectly, common stock in excess of 9.8%, in value or in number of shares, whichever is more restrictive, of our outstanding shares of common stock. Our board of directors waived this ownership limitation for certain institutional investors in our December 2003 private offering and may waive it again in the future so long as these waivers do not affect our REIT qualification.

        Our charter further prohibits:

  •
  any person from owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT, and

  •
  any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons.

        Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the trust described below, is required to give us immediate notice and provide us with information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT and a majority of our stockholders approve that determination.

        Our board of directors, in its sole discretion, may exempt a person from the ownership and transfer restrictions. However, the board may not exempt any person whose ownership of our outstanding stock would result in our being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board for exemption, a person also must not own, directly or indirectly, an interest in our tenants, or a tenant of any entity which we own or control, that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of the board that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to the trust described below. The board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our status as a REIT before allowing a transfer.

        Any attempted transfer of our stock which, if effective, would result in violation of the above limitations, will result in the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day before the date of the transfer. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trust must be paid by the recipient to the trustee on demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee before our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. After the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (a) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, the market price of the shares on the day of the event causing the shares to be held in the trust; and (b) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, before our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust; and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess must be paid to the trustee on demand.

        In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or in the case of a devise or gift, the market price at the time of transfer); and (2) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. After a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        All certificates representing shares of our stock will bear a legend referring to the restrictions described above.

        Every owner of more than 0.5% (or such other percentage as required by the Internal Revenue Code or the regulations promulgated under the Internal Revenue Code) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner will provide us with additional information as we may request in order to determine the effect, if any, of the holder's beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will, on demand, be required to provide us with information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine compliance.

        These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in your best interest.

Stockholder's Agreement

        We entered into a stockholders agreement, dated as of October 15, 2003, with Spirit Finance Holdings, LLC related to the 2,000,000 shares of our common stock Spirit Finance Holdings held on that date. Spirit Finance Holdings is a holding company controlled by our Chairman of the Board, Morton H. Fleischer, and Chief Executive Officer, Christopher H. Volk. On December 12, 2003, pursuant to the terms of the stockholders agreement, we effected a 1-for-1.667 reverse stock split of Spirit Finance Holdings' common stock, whereby its 2,000,000 shares of common stock outstanding were converted into 1,200,000 shares of common stock. Under the terms of the stockholders agreement, 300,000 of the shares held by Spirit Finance Holdings are restricted and subject to repurchase by us for $.01 per share. Under this agreement, if we do not meet various annual performance criteria determined by the compensation committee of our board of directors, we will repurchase 60,000 shares of our common stock covered by the stockholders agreement for each year we do not meet the specified criteria on a cumulative basis, up to a total of 300,000 shares covered by the agreement. The performance criteria was met for the first year of the agreement, and therefore, 60,000 of the 300,000 shares covered by the agreement are no longer subject to repurchase. The shares of our common stock governed by the agreement are subject to adjustment in the event we declare any stock split, reverse stock split or any similar transaction affecting the number of shares of our stock outstanding.

Transfer Agent and Registrar

        American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Stock Exchange Listing

        Our shares of common stock are listed on the NYSE under the symbol "SFC."

DESCRIPTION OF DEBT SECURITIES

        We may offer debt securities under an indenture to be entered into between our company and a trustee to be selected. The following section describes certain of the material terms and conditions of the debt securities we may issue. For a more detailed description of the terms of the debt securities, please refer to the indenture filed as an exhibit to the registration statement of which this prospectus is a part, and the applicable supplemental indenture that we will enter into for any debt securities we may issue from time to time, which will be incorporated by reference into this prospectus.

General

        The debt securities will be our direct obligations and may be either senior debt securities or subordinated debt securities. The debt securities may be secured or unsecured. The indenture will not limit the principal amount of debt securities that we may issue. We may issue debt securities in one or more series. A supplemental indenture will set forth the specific terms of each series of debt securities. The material terms of each series of debt securities will also be described in the applicable prospectus supplement. Each prospectus supplement will describe:

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  the title of the debt securities and whether the debt securities are senior or subordinated debt securities;

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  whether or not the debt securities are secured, and if secured, a description of the collateral securing that series of debt securities;

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  any limit upon the aggregate principal amount of a series of debt securities that we may issue;

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  the date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

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  the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable, the persons to whom interest will be payable, if other than the registered holders on the record date, and the record date for the interest payable on any payment date;

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  the currency or currencies in which principal, premium, if any, and interest, if any, will be paid;

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  the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange;

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  any provisions regarding our right to prepay debt securities or of holders to require us to prepay debt securities;

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  the right, if any, of holders of the debt securities to convert them into common stock, preferred stock or other securities, including any provisions intended to prevent dilution of the conversion rights and any provisions limiting the exercise rights of the holders;

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  any provisions requiring or permitting us to make payments to a sinking fund which will be used to redeem debt securities or a purchase fund which will be used to purchase debt securities;

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  any index or formula used to determine the required payments of principal, premium, if any, or interest, if any;

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  the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

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  any additional or modified events of default or covenants with respect to the debt securities;

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  whether we will be restricted from incurring any additional indebtedness or any other covenants with respect to a particular series of debt securities;

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  whether the debt securities will be guaranteed and, if so, on what terms;

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  the trustee, authenticating or paying agent, transfer agent or registrar; and

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  any other material terms of the debt securities.

        The indenture does not contain any restrictions on our ability to repurchase our securities or any financial covenants. However, supplemental indentures relating to particular series of debt securities may contain provisions of that type.

        We may issue debt securities at a discount from their stated principal amount, or original issue discount. A prospectus supplement may describe U.S. federal income tax considerations and other special considerations applicable to a debt security issued with original issue discount.

        If the principal, premium, if any, or interest with regard to any series of debt securities is payable in a foreign currency, we will describe in the prospectus supplement relating to those debt securities any restrictions on currency conversions, U.S. federal income tax considerations or other material restrictions with respect to that issue of debt securities.

Form of Debt Securities

        We may issue debt securities in certificated or uncertificated form, in registered form with or without coupons or in bearer form with coupons, if applicable. We may issue debt securities of a series in the form of one or more global certificates evidencing all or a portion of the aggregate principal amount of the debt securities of that series. We may deposit the global certificates with depositaries, and the certificates may be subject to restrictions upon transfer or upon exchange for debt securities in individually certificated form.

Events of Default and Remedies

        An event of default with respect to each series of debt securities will include:

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  our default in the payment of the principal of or premium, if any, on any debt securities of such series;

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  our default in the payment of any interest due and payable on such series of debt securities and continuance of such default for 30 days;

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  our default for a period of 60 days after notice by the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series in the observance or performance of any other covenants in the indenture;

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  our default on certain of our borrowings in an aggregate principal amount in excess of $10 million causing the acceleration of that indebtedness; and

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  certain events involving our or our significant subsidiaries' bankruptcy, insolvency or reorganization.

        Supplemental indentures relating to particular series of debt securities may include other events of default with respect to any such series.

        The indenture provides that the trustee may withhold notice to the holders of any series of debt securities of any default (except a default in payment of principal, premium, if any, or interest) if the trustee considers it to be in the interest of the holders of the series to do so.

        The indenture will provide that if any event of default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of a series of debt securities then outstanding may declare the principal of and accrued interest, if any, on that series of debt securities to be due and payable immediately. However, if we cure all events of default (except the failure to pay principal, premium or interest that became due solely because of the acceleration) and certain other conditions are met, the holders of a majority in principal amount of the applicable series of debt securities may rescind and annul such declaration.

        The holders of a majority of the outstanding principal amount of a series of debt securities will have the right to direct the time, method and place of conducting proceedings for any remedy available to the trustee, subject to certain limitations specified in the indenture.

        A prospectus supplement will describe any additional or modified events of default which apply to any series of debt securities.

Modification of the Indenture

        We and the trustee may:

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  without the consent of holders of outstanding debt securities, modify the indenture to cure errors or clarify ambiguities, add to the covenants of the Company and the events of default for the benefit of any particular series of debt securities; and

  •
  with the consent of the holders of not less than a majority in principal amount of a particular series of debt securities which are outstanding under the indenture, modify the indenture, the supplemental indenture or the rights of the holders of such series of debt securities.

        However, without the consent of the holder of each outstanding debt security affected thereby, we may not:

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  change the stated maturity of the principal of, premium, if any, or installment of interest of any debt securities, reduce the rate or extend the time for payment of interest, if any, on any debt securities, reduce the principal amount of any debt securities or the premium, if any, on any debt securities, impair the right of a holder to institute suit for the payment of principal, premium, if any, or interest, if any, with regard to any debt securities on or after the stated maturity or change the currency in which any debt securities are payable; or

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  reduce the percentage of principal amount of debt securities the holders of which are required to consent to an amendment, supplement or waiver with respect to such series.

Mergers, Sales or Conveyances

        We may not consolidate with or merge into any other entity, or sell, lease or convey our properties and assets substantially as an entirety to another entity, unless:

  •
  we are the continuing entity or the entity formed by the consolidation or into which we are merged, or which acquires or leases our properties and assets substantially as an entirety, assumes by a supplemental indenture all of our obligations with regard to outstanding debt securities and our other covenants under the indenture; and

  •
  immediately after giving effect to the transaction, no event of default, with respect to that series of debt securities and no event which would become an event of default after notice or lapse of time, shall have occurred and be continuing.

Governing Law

        The indenture, each supplemental indenture, and the debt securities issued under them will be governed by, and construed in accordance with, the laws of New York.

DESCRIPTION OF WARRANTS

        We may from time to time offer under this prospectus warrants to purchase our common stock, preferred stock or debt securities. The prospectus supplement applicable to any warrants we offer will describe the material terms and offering prices of those warrants, including a description of the securities issuable upon exercise of the warrants.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the United States federal income tax considerations that are anticipated to be material to an investor purchasing our stock and our qualification as a REIT. The information in this section is based on:

  •
  the Internal Revenue Code;

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  current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

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  the legislative history of the Internal Revenue Code;

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  current administrative interpretations and practices of the Internal Revenue Service; and

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  court decisions;

        in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings that are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury Regulations, administrative interpretations and practices or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, the tax considerations contained in this discussion could be challenged by the Internal Revenue Service and, if challenged, may not be sustained by a court.

        This summary of material federal income tax consequences does not purport to discuss all aspects of federal income taxation that may be relevant to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules. Further, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to us or a purchaser of our securities. The summary below is for general information only and is not tax advice. The federal income tax treatment of holders of our securities depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding our securities to any particular investor will depend on the investor's particular tax circumstances. You are urged to consult your tax advisor regarding the specific tax consequences to you of:

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  the acquisition, ownership and sale or other disposition of securities offered, including the federal, state, local, foreign and other tax consequences;

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  our election to be taxed as a REIT for federal income tax purposes; and

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  potential changes in the tax laws.

Taxation of the Company

        General.    We have elected to be taxed as a "REIT" under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 2003. We believe we were organized and have operated in a manner that allows us to qualify and remain qualified for taxation as a REIT under the Internal Revenue Code. We intend to continue to operate in this manner. However, our continued qualification and taxation as a REIT depend on our ability to continue to meet, including through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal

Revenue Code. Accordingly, we may not have operated or continue to operate in a manner so as to qualify or remain qualified as a REIT. See "—Failure to Qualify."

        The sections of the Internal Revenue Code that relate to the qualification and operation as a REIT are highly technical and complex. The following describes the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a REIT. Kutak Rock LLP has rendered an opinion to us, dated as of the date hereof, to the effect that, commencing with our taxable year ended December 31, 2003, we have qualified to be taxed as a REIT and that our current and proposed methods of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. Kutak Rock LLP's opinion is filed as an exhibit to the registration statement of which this prospectus forms a part. Kutak Rock LLP will have no obligation to update its opinion subsequent to the date of the opinion.

        It must be emphasized that an opinion of counsel is expressed as of the date given, is based on various assumptions, representations and covenants relating to our organization and operation, and is conditioned on representations and covenants made by our management regarding our organization, assets and the past, present and future conduct of our business operations. While we intend to operate so that we will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, neither Kutak Rock LLP nor we can assure you we will so qualify for any particular year. Kutak Rock LLP will have no obligation to advise us or the holders of our securities of any subsequent change in the matters stated, represented or assumed in their opinion, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and the IRS could challenge the conclusions in those opinions.

        Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed on REITs by the Internal Revenue Code. Compliance with these requirements has not been and will not be reviewed by Kutak Rock LLP, although our status as a REIT at the date of their opinion depends, in part, on our continued compliance with these requirements. Further, some of these requirements depend on the fair market values of assets directly or indirectly owned by us. These values may not be susceptible to a precise determination. Accordingly, neither Kutak Rock LLP nor we can assure you that the actual results of our operations for any particular taxable year will satisfy these requirements. See "—Failure to Qualify." Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

        As a REIT, we generally are not required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We are required to pay federal income tax, however, under the following circumstances:

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  We will be required to pay tax at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains.

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  We may be required to pay the "alternative minimum tax" on our items of tax preference.

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  If we have: (1) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure after a default on a loan secured by the property or a lease of the property.

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  We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

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  If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to (1) the greater of (a) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below and (b) the amount by which 95% of our gross income (90% for our taxable years ended on or prior to December 31, 2004) exceeds the amount qualifying under the 95% gross income test described below, multiplied by (2) a fraction intended to reflect our profitability.

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  If we fail to satisfy a REIT asset test discussed below by more than a de minimis amount, due to reasonable cause and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

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  If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

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  We will be required to pay a 4% nondeductible excise tax to the extent we fail to distribute, or are not deemed to distribute, during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year and (3) any undistributed taxable income from prior periods.

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  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax paid.

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  If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the 10-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate level tax. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under existing Treasury Regulations on its tax return for the year in which we acquire an asset from the C corporation.

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  We will be required to pay a 100% tax on any "redetermined rents," "redetermined deductions" or "excess interest." In general, redetermined rents are rents from real property that are overstated as a result of services furnished by any of our "taxable REIT subsidiaries" to any of our tenants. See "—Taxation of the Company—Ownership of Interests in Taxable REIT Subsidiaries." Redetermined deductions and excess interest represent amounts that are deducted by any of our taxable REIT subsidiaries for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length terms.

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  We will be required to pay income tax on the operations of any of our taxable REIT subsidiaries.

        Requirements for Qualification as a REIT.    The Internal Revenue Code defines a REIT as a corporation, trust or association:

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  that is managed by one or more trustees or directors;

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  that issues transferable shares or transferable certificates to evidence beneficial ownership;

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  that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

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  that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

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  that is beneficially owned by 100 or more persons (determined without regard to any rules of attribution);

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  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

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  that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Internal Revenue Code provides that all of conditions (a) to (d) must be met during the entire taxable year and that condition (e) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (e) and (f) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (f), pension funds and other specified tax-exempt entities are generally treated as individuals except that a "look-through" exception applies with respect to pension funds. However, in that case, the special provisions of the Internal Revenue Code regarding pension held REITs, described below, may apply.

        We believe that we have and will continue to satisfy conditions (a) through (g) during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in satisfying the share ownership requirements described in conditions (e) and (f) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (e) and (f) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in the Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (f) above, we will be treated as having met this requirement. See "—Failure to Qualify."

        In addition, we will not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

        Ownership of a Partnership Interest.    We may own and operate one or more properties through a partnership or a limited liability company taxed as a partnership for federal income tax purposes. Treasury Regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership based on our interest in partnership capital, subject to special rules relating to the 10% asset test described below. The character of the assets and gross income of the partnership retains the same character in our hands as in the hands of the partnership for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include the partnership's share of assets and items of income of any partnership in which it owns an interest. We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in "—Tax Aspects of Partnerships." We will maintain control of any partnership in which we are a partner, and intend to continue to operate that partnership, if any, in a manner consistent with the requirements for qualification as a REIT. In addition, we will not acquire an interest in any partnership or similar entity unless we receive an opinion of counsel to the effect that the acquisition would not adversely affect our qualification as a REIT.

        Ownership of Qualified REIT Subsidiaries.    We may own and operate a number of properties through one or more wholly owned direct or indirect subsidiaries that we believe will be treated as a "qualified REIT subsidiary" under the Internal Revenue Code. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a "taxable REIT subsidiary," described below. A limited liability company of which we own all of the equity interests or a corporation that is a qualified REIT subsidiary is not treated as a separate entity, and all assets, liabilities and items of income, deduction and credit of such entity are treated as assets, liabilities and items of income, deduction and credit, as the case may be, of the parent REIT for all purposes under the Internal Revenue Code, including all REIT qualification tests. Thus, in applying the requirements described in this section, the qualified REIT subsidiaries or other disregarded entities in which we own a 100% interest, other than any taxable REIT subsidiaries, will be ignored, and all assets, liabilities and items of income, deduction and credit of those entities will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary or disregarded entity is not subject to federal income tax and our ownership of the stock of that subsidiary will not violate the REIT asset tests, described below under "—Asset Tests."

        Ownership of Interests in Taxable REIT Subsidiaries.    A REIT is allowed to own up to 100% of the vote or value of a corporation which jointly elects with the REIT to be treated as a taxable REIT subsidiary provided that, in the aggregate, a REIT's total investment in its taxable REIT subsidiaries does not exceed 20% of the REIT's total assets, and at least 75% of the REIT's total assets are real estate or other qualifying assets. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which any of our taxable REIT subsidiaries owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than specified activities relating to lodging and healthcare facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. The income and assets of a taxable REIT subsidiary will be considered separately from those of its parent REIT. A taxable REIT subsidiary is required to pay federal income tax, and state and local income tax where applicable, as a regular C corporation. Dividends from taxable REIT subsidiaries will be nonqualifying income for purposes of the 75%, but not the 95%, gross income tests described below under "—Income Tests." We have formed a taxable REIT subsidiary, Spirit Management Company.

        Transactions between a REIT and its taxable REIT subsidiary must occur "at arm's length" and on commercially reasonable terms. The taxable REIT subsidiary rules prevent a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level and debt to equity ratio. Further, the rules impose a 100% penalty tax on the REIT if its, or its tenants', rental, service or other agreements with its taxable REIT subsidiary are not on arm's length terms. See "—Penalty Tax" below.

        Income Tests.    We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

        FIRST, during each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (1) investments relating to real property or mortgages on real property, including: rents from real property and, in some circumstances, interest; or (2) qualified temporary investment income; and

        SECOND, during each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from: (1) the real property investments described above; (2) dividends, interest and gain from the sale or disposition of stock or securities; or (3) any combination of the above.

        For these purposes, interest generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends on the income or profits of any person. An amount received or accrued generally will not be excluded from the term interest, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

        Qualified temporary investment income is income attributable to an investment in stock or debt securities with a maturity date of at least five years and which is attributable to the investment of new capital (i.e., the proceeds from a stock offering or public debt offering, provided the debt has a maturity of at least five years) in a REIT.

        We expect that interest generated from any general business loans that we originate will constitute qualifying income for purposes of the 95% test but in some cases not the 75% test, described above. In addition, any rents from personal property that are not incidental to the lease of real property as described below, will not constitute qualifying income for purposes of either the 75% test or the 95% test.

        Rents we receive from a tenant will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

  •
  The amount of rent must not be based in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from rents from real property solely because it is based on a fixed percentage or percentages of gross receipts or sales.

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  We do not actually or constructively own 10% or more of the interests in the tenant, known as a related party tenant. Broad constructive ownership rules apply for this purpose, including a rule that treats us as constructively owning securities owned by an actual or constructive owner of 10% or more of our stock. Rents received from a related party tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of rents from real property if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by the REIT's other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a "controlled taxable REIT subsidiary" is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as "rents from real property." For purposes of this rule, a "controlled taxable REIT subsidiary" is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value;

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  Rent attributable to personal property, leased in connection with a lease of real property, must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as rents from real property.

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  We generally must not operate or manage our property or furnish or render services to our tenants, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform services that are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. Further, we are permitted to employ a taxable REIT subsidiary which is wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as rents from real property.

        If a portion of the rent we receive from a property does not qualify as rents from real property because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status unless we qualify for certain relief provisions described below. In addition, in the following circumstances, none of the rent from a lease of property would qualify as rents from real property: (1) the rent is considered based on the income or profits of the lessee; (2) the lessee is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying taxable REIT subsidiaries; or (3) we furnish more than a de minimis level of noncustomary services to the tenants of the property, or manage or operate the property beyond the scope of services generally described above, other than through a qualifying independent contractor or a taxable REIT subsidiary. In any of these circumstances, unless we qualify for certain relief provisions described below we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

        We generally have not received and do not intend to receive rent that fails to satisfy any of the above conditions. Despite the above, we may make investments, the income from which fails to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those investments will not jeopardize our status as a REIT.

        We have used and may continue to use derivative contracts, such as interest rate swaps, to manage our interest rate risk, which are known as hedging transactions. Except to the extent provided by Treasury Regulations, any income we derive from a hedging transaction that is clearly identified as such as specified in the Internal Revenue Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test, and therefore will be exempt from this test, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from any hedging transaction will, however, be nonqualifying for purposes of the 75% gross income test. The term hedging transaction, as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year has not and will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under the Internal Revenue

Code. Generally, commencing with our taxable year beginning January 1, 2005, we may avail ourselves of the relief provisions if:

  •
  following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

  •
  our failure to meet these tests was due to reasonable cause and not due to willful neglect.

        For our taxable years ending on or prior to December 31, 2004, we generally may avail ourselves of the relief provisions if:

  •
  our failure to meet these tests was due to reasonable cause and not due to willful neglect;

  •
  we attach a schedule of the sources of our income to our federal income tax return; and

  •
  any incorrect information on the schedule was not due to fraud with intent to evade tax.

        It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in "—Taxation of the Company—General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite our monitoring of our income.

        Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property, acquired by a REIT as the result of the REIT's having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property (any such proceeding or agreement referred to as a "Repossession Action"). Property acquired by a Repossession Action will not be considered "foreclosure property" if: (a) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business, or (b) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered foreclosure property unless the REIT makes a proper election to treat the property as foreclosure property.

        Penalty Tax.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a taxable REIT subsidiary to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid by it that are in excess of the amounts that would have been deducted based on arm's length negotiations. Rents received by us will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception, (2) the taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for those services are substantially comparable, (3) rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary and who lease at least 25% of the property are substantially comparable to the rents paid by the REIT's tenants leasing comparable space who are receiving the services from the taxable REIT subsidiary and the charge for the services is separately stated or (4) the taxable REIT subsidiary's gross income from the service is not less than 150% of the subsidiary's direct cost in furnishing the service.

        Prohibited Transaction Income.    Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include our share of any gain realized by any of the partnerships, limited liability companies or qualified REIT subsidiaries in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income or distribution tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We may in the future make occasional sales of the properties and mortgage loans as are consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax. Activities carried on in our taxable REIT subsidiary will not be subject to the 100% penalty tax.

        We may in the future dispose of properties in transactions intended to qualify as like-kind exchanges under the Internal Revenue Code, resulting in the deferral of gain for federal income tax purposes. The failure of any of these transactions to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

        Asset Tests.    At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets:

        FIRST, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and other entities treated as partnerships for federal income tax purposes in which we own an interest, must be represented by real estate assets (including stocks in other REITs), cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date we receive these proceeds;

        SECOND, not more than 25% of our total assets may be represented by securities, other than those securities included in the 75% asset test and other than stock of any qualified REIT subsidiary;

        THIRD, of the investments included in the 25% asset class, and except for investments in our taxable REIT subsidiaries, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% by vote or value of any one issuer's outstanding securities, except in the case of the 10% value test, securities satisfying the "straight debt" safe-harbor. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, commencing with our taxable year beginning January 1, 2005, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code.; and

        FOURTH, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        Any general business loans or equipment lease that we originate will not constitute qualifying assets for purposes of the 75% requirement. In addition, those leases or loans likely will constitute securities for purposes of the requirements described in the second and third paragraph above.

        After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our interests in any partnership or limited liability company in which we own an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company. We maintain records of the value of our assets and take other actions that we believe will ensure compliance with the asset tests. In addition, we intend to take actions within 30 days after the close of any quarter as may be required to cure any noncompliance. With respect to our taxable years ended on or prior to December 31, 2004, if we failed to cure any noncompliance with the asset tests within this 30 day time period, we would cease to qualify as a REIT.

        Commencing with our taxable year beginning January 1, 2005, certain relief provisions may be available to us if we fail to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (1) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (2) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations due to reasonable cause and not due to willful neglect that are in excess of the de minimis exception described above, we may avoid disqualification as a REIT under any of the asset tests, after the 30 day cure period, by taking steps including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the Internal Revenue Service.

        Although we expect to satisfy the asset tests described above and plan to take steps to ensure that we satisfy the tests described above, there can be no assurance that our efforts will always be successful. If we fail to timely cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT. See "—Failure to Qualify" below.

        Annual Distribution Requirements.    To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

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  90% of our "REIT taxable income"; and

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  90% of our after tax net income, if any, from foreclosure property; minus

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  the excess of the sum of specified items of our noncash income items over 5% of "REIT taxable income" as described below.

        Our REIT taxable income is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.

        In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of the asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (1) the fair market value of the asset on the date we acquired the asset over (2) our adjusted basis in the asset on the date we acquired the asset.

        We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year and paid on or before the first regular dividend payment following their declarations. Except as provided below, these distributions are taxable to our stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made, including stockholders who participate in dividend reinvestment plans, must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary and capital gain corporate tax rates. We believe we have made, and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations.

        We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing our REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy our distribution requirements. We may not have sufficient cash or other liquid assets to meet these distribution requirements, however, because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we might not have sufficient cash to satisfy these requirements if we incur substantial amounts of debt. If these events occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

        We may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which we may include in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will be required, however, to pay interest based on the amount of any deduction taken for deficiency dividends.

        In addition, we will be required to pay a 4% nondeductible excise tax to the extent our actual distributions during a calendar year are less than the sum of 85% of our ordinary income for the year, 95% of our capital gain net income for the year plus, in each case, any undistributed ordinary income or capital gain net income, as the case may be, from prior periods. Any taxable income or net capital gain income on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the tax.

        Distributions with declaration and record dates falling in the last three months of the calendar year, which are paid to our stockholders by the end of January immediately following that year, will be treated for federal income tax purposes as having been paid on December 31 of the prior year.

Failure to Qualify

        Commencing with our taxable year beginning January 1, 2005, specified cure provisions will be available to us in the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT. These cure provisions would reduce the instances that could lead to our disqualification as a REIT for violations due to reasonable cause and would instead generally require the payment of a monetary penalty.

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be treated as taxable dividends to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends received deduction and non-corporate United States distributees may be eligible for the reduced tax rates. See "—Distributions Generally—Reduced Dividends Tax Rates For Non-Corporate Stockholders." Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Partnerships

        General.    In the future, we may own an interest in a partnership or a limited liability company treated as a partnership for federal income tax purposes. A partnership is not a taxable entity for federal income tax purposes. Our ownership interest in a partnership involves special tax considerations. These special tax considerations include, for example, the possibility that the Internal Revenue Service might challenge the status of the partnership in which we own an interest as a partnership for federal income tax purposes. If a partnership in which we own an interest were treated as an association or a publicly traded partnership taxable as a corporation, its income would be subject to an entity level tax. In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the REIT asset tests or the REIT income tests. This, in turn, would prevent us from qualifying as a REIT. In addition, a change in the tax status of one or more of the partnerships in which we own an interest might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions. Further, our share of any income derived from the partnership could exceed our share of any corresponding cash distribution.

        Treasury Regulations provide that a domestic business entity not otherwise organized as a corporation and that has at least two members may elect to be treated as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity that did not claim a classification before January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise.

        However, in general, an entity that otherwise would be eligible to elect partnership status for federal income tax purposes will be taxable as a corporation if it is a publicly traded partnership.

Further, partnership anti abuse regulation authorizes the Internal Revenue Service to recast transactions involving partnerships that inappropriately exploit the partnership provisions of the Internal Revenue Code in an attempt to avoid tax. If the Internal Revenue Service were to successfully recast a transaction it may have an adverse impact on us qualifying as a REIT.

        Publicly Traded Partnerships.    In general, a partnership will be subject to taxation as a corporation if it is characterized as a publicly traded partnership under Section 7704 of the Code. A partnership will be characterized as a publicly traded partnership if its partnership interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. For this purpose, interests in a partnership are not deemed to be readily tradable on a secondary market or the substantial equivalent thereof if, among other things, all interests in the partnership were issued in a transaction that was not required to be registered under the Securities Act of 1933 and the partnership does not have more than 100 beneficial owners including certain owners that own an interest in the partnership through another partnership, trust or other flow-through entity. Moreover, a publicly traded partnership will not be taxable as a corporation, if for each of its taxable years, at least 90% of its gross income is derived from certain passive sources which include among other items, interest, dividends and rents from real property, provided that the partnership does not conduct a finance or insurance business. Rents from real property are essentially defined under the REIT rules and includes income that would qualify for the REIT 95% income test discussed above. This provision would not apply if the partnership were deemed to be engaged in a finance business. If any partnership in which we own an interest were treated as a publicly traded partnership taxable as a corporation, we likely would fail one or more of the asset tests applicable to REITs.

        Allocations of Income, Gain, Loss and Deduction.    A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury Regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members. If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners' or members' interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to that item.

        Tax Allocations With Respect to the Properties.    Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. In some cases, these allocations could cause us to be allocated (i) lower amounts of depreciation deductions for tax purposes than would be allocated to us if the contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the other partners in the partnership. These allocations are solely for federal income tax purposes. These allocations do not affect the book capital accounts or other economic or legal arrangements among the partners or members.

Taxation of Holders of Our Common Stock

        Scope of Discussion.    This general discussion of United States federal income tax consequences applies to you if you are a United States holder of our common stock and hold the common stock as a capital asset, generally, for investment, as defined in Section 1221 of the Internal Revenue Code. This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules that may affect the United States tax treatment of your investment in our common stock. For example, special rules not discussed here may apply to you if you are:

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  not a United States holder;

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  a broker dealer, a dealer in securities or a financial institution;

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  an S corporation;

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  a bank;

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  a thrift;

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  an insurance company;

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  a tax-exempt organization;

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  subject to the alternative minimum tax provisions of the Internal Revenue Code;

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  holding the common stock as part of a hedge, straddle or other risk reduction or constructive sale transaction;

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  a person with a "functional currency" other than the United States dollar;

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  a United States expatriate; or

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  a partner in a partnership.

        If a partnership holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common stock.

        This discussion only represents our best attempt to describe the material federal income tax consequences that may apply to you based on current United States federal tax law. This discussion may in the end inaccurately describe the federal income tax consequences that are applicable to you because the law may change, possibly retroactively, and because the Internal Revenue Service or any court may disagree with this discussion.

        When we use the term United States stockholder, we mean a holder of shares of our stock who is, for United States federal income tax purposes:

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  a citizen or resident of the United States;

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  a corporation, partnership or other entity treated as a partnership or corporation for federal income tax purposes created or organized in or under the laws of the United States or of any state or in the District of Columbia, unless, in the case of a partnership, treasury regulations provide otherwise;

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  an estate which is required to pay United States federal income tax regardless of the source of its income; or

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  a trust whose administration is under the primary supervision of a United States court and that has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons before that date that elect to continue to be treated as United States persons, will also be considered United States stockholders.

Distributions Generally

        As long as we continue to qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than qualified dividend income and capital gain dividends discussed below, are generally taxable to our taxable United States stockholders as ordinary income. These distributions will not be eligible for the dividends received deduction in the case of United States stockholders that are corporations. To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax free return of capital to each United States stockholder. This treatment will reduce the adjusted tax basis which each United States stockholder has in his shares of stock by the amount of the distribution, but not below zero. Distributions in excess of a United States stockholder's adjusted tax basis in his shares will be taxable as capital gain, provided that the shares have been held as capital assets. This gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

        For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock, if any, and then to the common stock.

Reduced Dividends Tax Rates for Non-Corporate United States Stockholders

        Qualified dividend income received by non-corporate United States stockholders after December 31, 2002, is taxed at a maximum rate of 15%. The tax rate is decreased to 5% (and then to zero in 2008) for non-corporate United States stockholders in the 10% or 15% regular income tax brackets. The reduced dividend tax rates apply for both regular tax and alternative minimum tax and terminate on December 31, 2008.

        The reduced dividend tax rates apply only to the extent that we designate a portion of our distributions as qualified dividend income. Dividends are eligible to be designated by us as qualified dividend income up to an amount equal to the sum of (a) the qualified dividend income received by us during the year of the distribution from C corporations (including dividends from our taxable REIT subsidiaries, including Spirit Management Company), (b) the excess of "undistributed" REIT taxable income for the preceding tax year over the tax payable by us on such income for that preceding tax year, and (c) the excess of our income from the sale of built-in gain assets for the preceding tax year over the tax payable by us on that income for the preceding tax year. Your share of the qualified dividend income would be an amount that bears the same ratio to the total amount of dividends, as determined for federal income tax purposes, paid to you for the year as the aggregate amount designated as qualified dividend income bears to the aggregate amount of all dividends, as determined for federal income tax purposes, paid on all classes of shares of our capital stock for the year.

        To qualify for the reduced dividend tax rates, a non-corporate United States stockholder must have owned our stock for at least 60 days during the 120-day period commencing 60 days prior to our ex-dividend date and not be obligated to make related payments with respect to positions in substantially similar or related property. In some cases, this holding period may be increased.

Additionally, the reduced dividend tax rates do not apply to dividends on stock if an individual elects to treat the dividends received as "investment income" for purposes of Section 163(d)(4) of the Code.

Capital Gain Distributions

        Distributions that we properly designate as capital gain dividends will be taxable to our taxable United States stockholders as a gain, to the extent that the gain does not exceed our actual net capital gain for the taxable year, from the sale or disposition of a capital asset. Depending on the characteristics of the assets that produced these gains, and on specified designations, if any, that we may make, these gains may be taxable to non-corporate United States stockholders at a 15% rate, decreased to 5% (and then to zero in 2008) for non-corporate United States stockholders in the 10% or 15% regular income tax brackets, or 25% rate, which applies to long-term capital gain from the sale or exchange of section 1250 property, or depreciable real property, to the extent such gain would have been treated as ordinary income if the property were section 1245 property. United States stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, your share of the capital gain dividend would be an amount that bears the same ratio to the total amount of dividends, as determined for federal income tax purposes, paid to you for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends, as determined for federal income tax purposes, paid on all classes of shares of our stock for the year.

Retention of Net Long-Term Capital Gains

        We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a United States stockholder generally would:

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  include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

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  be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the United States stockholder's long-term capital gains;

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  receive a credit or refund for the amount of tax deemed paid by it;

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  increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

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  in the case of a United States stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains as required by treasury regulations to be prescribed by the Internal Revenue Service.

Passive Activity Losses and Investment Interest Limitations

        Distributions we make and gain arising from the sale or exchange by a United States stockholder of our shares will not be treated as passive activity income. As a result, United States stockholders generally will not be able to apply any passive losses against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Common Stock

        If you are a United States stockholder and you sell or dispose of your shares of our common stock, you will recognize a gain or loss for federal income tax purposes in an amount equal to the excess of the amount of cash and the fair market value of any property you receive on the sale or other disposition over your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset. This gain or loss, except as provided below, will be a long-term capital gain or loss if you have held the common stock for more than one year. In general, if you are a United States stockholder and you recognize a loss on the sale or other disposition of common stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

Backup Withholding

        We report to our United States stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate determined by statute with respect to dividends paid unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A United States stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See "—Taxation of Non-United States Stockholders."

Taxation of Tax-Exempt Stockholders

        The Internal Revenue Service has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income, or UBTI, when received by a tax-exempt entity. Based on that ruling, except as described below, dividend income from us and any gain arising on your sale of shares generally will not be UBTI to a tax-exempt stockholder. This income or gain will be UBTI, however, if the tax-exempt stockholder holds its shares as debt financed property within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt financed property is property that the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

        For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these set aside and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a pension held REIT will be treated as UBTI as to some trusts that hold more than 10%, by value, of the interests of a REIT. A REIT will not be a pension held REIT if it is able to satisfy the not closely held requirement described above without relying on the look-through exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a pension-held REIT, and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders.

Taxation of Non-United States Stockholders

        The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex. This section is only a summary of those rules. We urge non-United States stockholders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of our common stock, including any reporting requirements.

        A non-United States stockholder that receives a distribution which (a) is not attributable to gain from our sale or exchange of U.S. real property interests (defined below) and (b) we do not designate a capital gain dividend (or retained capital gain) will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a non-United States stockholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-United States stockholder's conduct of a U.S. trade or business, in the same manner as U.S. stockholders are taxed on distributions. A corporate non-United States stockholder may, in addition, be subject to the 30% branch profits tax. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-United States stockholder unless:

  •
  a lower treaty rate applies and the non-United States stockholder files an Internal Revenue Service, or IRS, Form W-8BEN evidencing eligibility for that reduced rate with us; or

  •
  the non-United States stockholder files an IRS Form W-8ECI with us claiming that the distribution is effective connected income.

        A non-United States stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the stockholder's common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A non-United States stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-United States stockholder otherwise would be subject to tax on gain from the sale or disposition of common stock, as described below. Because we generally cannot determine at the time we made a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-United States stockholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

        We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. We will, therefore, withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

        For any year in which we qualify as a REIT, a non-United States stockholder will incur tax on distributions attributable to gain from our sale or exchange of "U.S. real property interests" under the "FIRPTA" provisions of the Internal Revenue Code. The term "U.S. real property interests" includes interest in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under the FIRPTA rules, a non-United States stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with the conduct of a U.S. business of the non-United States stockholder. A non-United States stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to

U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-United States stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-United States stockholder may receive a credit against our tax liability for the amount we withhold. However, if a non-United States stockholder owns shares that are regularly traded on an established securities market in the United States and does not own more than 5% of such class of stock at any time during the taxable year, amounts designated as capital gains from the sale or exchange of U.S. real property interests are treated as an ordinary dividend.

        A non-United States stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of common stock as long as, during a specified testing period, non-U.S. persons hold, directly or indirectly, less than 50% in value of our outstanding common stock. Although we believe that less than 50% in value of our common stock currently is owned by non-United States stockholders, we cannot determine whether this would continue to be the case. In addition, a non-United States stockholder that owned, actually or constructively, 5% or less of our outstanding shares of common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common stock if the stock is "regularly traded" on an established securities market. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. stockholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals and with the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Also, a purchaser of our common stock would be required to withhold 10% of the purchase price.

        A non-United States stockholder generally will incur tax on gain not subject to FIRPTA if:

  •
  the gain is effectively connected with the conduct of the non-United States stockholder's U.S. trade or business, in which case the non-United States stockholder will be subject to the same treatment as U.S. stockholders with respect to the gain; or

  •
  the non-United States stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-United States stockholder will incur a 30% tax on capital gains.

        Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder's name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder's country of residence. Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a United States person. Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.

Other Tax Consequences

        We may be required to pay state or local taxes in various state or local jurisdictions, including those in which we transact business and our stockholders may be required to pay state or local taxes in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences summarized above. In addition, your state and local tax treatment may not conform to the federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on an investment in our securities.

ERISA CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the Internal Revenue Code impose restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA); (b) plans described in Section 4975(e)(1) of the Internal Revenue Code, including individual retirement accounts or Keogh plans; (c) any entities whose underlying assets include plan assets by reason of a plan's investment in such entities, each a plan; and (d) persons who have specified relationships to those plans, i.e., "parties-in-interest" under ERISA, and "disqualified persons" under the Internal Revenue Code. Moreover, based on the reasoning of the U.S. Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), an insurance company's general account may be deemed to include assets of the plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a party-in-interest or disqualified person with respect to a plan by virtue of such investment. ERISA also imposes certain duties on persons who are fiduciaries of plans subject to ERISA and prohibits certain transactions between a plan and parties-in-interest or disqualified persons with respect to such plans.

The Acquisition and Holding of Our Common Stock

        An investment in our common stock by a plan that has a relationship as "parties-in-interest" or "disqualified persons" could be deemed to constitute a transaction prohibited under Title I of ERISA or Section 4975 of the Internal Revenue Code (e.g., the indirect transfer to or use by party-in-interest or disqualified person of assets of a plan). Such transactions may, however, be subject to one or more statutory or administrative exemptions such as prohibited transaction class exemption, or PTCE 90-1, which exempts certain transactions involving insurance company pooled separate accounts; PTCE 91-38, which exempts certain transactions involving bank collective investment funds; and PTCE 84-14, which exempts certain transactions effected on behalf of a plan by a "qualified professional asset manager"; PTCE 95-60, which exempts certain transactions involving insurance company general accounts; PTCE 96-23, which exempts certain transactions effected on behalf of a plan by an "in-house asset manager"; or another available exemption. Such exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a plan's investment.

The Treatment of Our Underlying Assets Under ERISA

        The U.S. Department of Labor has issued regulations (29 C.F.R. 2510.3-101) concerning the definition of what constitutes the assets of an employee benefit plan, the "plan asset regulations." These regulations provide that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a plan purchases an "equity interest" will be deemed, for purposes of ERISA, to be assets of the investing plan unless certain exceptions apply. The plan asset regulations define an "equity interest" as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Our common stock should be treated as "equity interests" for purposes of the plan asset regulations.

        One exception to the look-through rule under the plan asset regulations provides that an investing plan's assets will not include any of the underlying assets of an entity in which such assets are invested if at all times less than 25% of each class of "equity" interests in the entity is held by "benefit plan investors," which is defined to include plans that are not subject to ERISA, such as governmental pension plans and individual retirement accounts as well as plans that are subject to ERISA. For purposes of this determination, equity interests held by a person who has discretionary authority or control over the entity's assets or any person who provides investment advice for a fee (direct or indirect) with respect to such assets, and affiliates of such persons, are disregarded. Another exception under the plan asset regulations provides that an investing plan's assets will not include any of the underlying assets of an entity if the class of "equity" interests in question is (a) widely held (i.e., held by 100 or more investors who are independent of the issuer and each other); (b) freely transferable; and (c) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or the "publicly offered securities exception." Another exception is provided for an investment in an "operating company," which is defined in the plan assets regulations to include a "venture capital operating company" and a "real estate operating company."

        Our board of directors intends to take such steps as may be necessary to qualify for one or more of the exceptions available under the plan asset regulations and thereby prevent our assets from being treated as assets of any investing plan.

        If, however, none of the exceptions under the plan asset regulations were applicable and we were deemed to hold plan assets by reason of a plan's investment in our equity securities, such plan's assets would include an undivided interest in the assets held by us. In such event, such assets, transactions involving such assets and the persons with authority or control over and otherwise providing services with respect to such assets would be subject to the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code, and any statutory or administrative exemption from the application of such rules may not be available.

        As noted above, under the reasoning of the U.S. Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), an insurance company's general account may be deemed to include assets of the plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a party-in-interest with respect to a plan by virtue of such investment. Following the decision in John Hancock Life Insurance, Congress enacted Section 401(c) of ERISA and DOL adopted regulations (29 C.F.R. 2550.401c-1) to provide guidance on which assets held by the insurer constitute "plan assets" for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Internal Revenue Code. The plan asset status of insurance company separate accounts is unaffected by Section 401(c) of ERISA, and separate account assets continue to be treated as the plan assets of any such plan invested in a separate account.

        Any plan fiduciary that proposes to cause a plan to purchase our securities should consult with its counsel with respect to the potential applicability of ERISA and the Internal Revenue Code to such investment and determine on its own whether any exceptions or exemptions are applicable and whether all conditions of any such exceptions or exemptions have been satisfied. Moreover, each plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, an investment in our securities is appropriate for the plan, taking into account the overall investment policy of the plan and the composition of the plan's investment portfolio. The sale of our securities is in no respect a representation by us or any other person that such an investment meets all relevant legal requirements with respect to investments by plans generally or that such an investment is appropriate for any particular plan.

PLAN OF DISTRIBUTION

        We may sell the offered securities on a delayed or continuous basis through agents, underwriters or dealers, directly to one or more purchasers, through a combination of any of these methods of sale, or in any other manner, as provided in the applicable prospectus supplement. We will identify the specific plan if distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

        Various legal matters with respect to the securities offered by this prospectus will be passed upon for us by Kutak Rock LLP. Any agents or underwriters will be represented by their own legal counsel named in the applicable prospectus supplement.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, as set forth in their report, which is incorporated by reference in this registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        Set forth below are the expenses, other than underwriting discounts and commissions, to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered. All amounts set forth below are estimated.

Securities Act Registration Fee	*
Legal Fees and Expenses	$60,000
Printing Expenses	10,000
Accounting Fees and Expenses	15,000
Miscellaneous	1,000

Total	$86,000

*
Deferred in accordance with Rule 456(b) and 457(r).

Item 15. Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents.

        Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages except for liability resulting from (a) actual receipt of an improper personal benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter and bylaws limit the personal liability of our directors and officers for monetary damages to the fullest extent permitted under Maryland law. We also carry a directors and officers liability insurance policy. The Maryland General Corporation Law requires us (unless our charter provide otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she was made a party by reason of his or her service in that capacity. The Maryland General Corporation Law and our articles permit, and our bylaws require, our present and former directors and officers to be indemnified by us against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following is established:

  •
  an act or omission of the director or officer was material to the cause of action giving rise to the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  with respect to any criminal proceeding, the director or officer had reasonable cause to believe the act or omission was unlawful.

        A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the prescribed standard of conduct is not met, or the director or officer was adjudged liable on the basis that an improper personal benefit was received.

        However indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        Our charter and bylaws also obligate us to advance reasonable expenses to a director or officer upon receipt of (a) written affirmation of the director's or officer's good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by such officer or director to repay the amount paid or reimbursed if it is determined that the standard of conduct was not met. Any indemnification, advancement of expenses or any agreement to hold harmless is recoverable only out of our assets and not from our stockholders.

        Our charter also authorizes us, to the maximum extent permitted by Maryland law, to indemnify any director or officer who, at our request, serves another corporation or other enterprise as a director, officer, partner or trustee, against any claim or liability arising from that status and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of reasonable expenses. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and any employee or agent of us or our predecessor.

        These provisions do not reduce the exposure of our directors and officers to liability under federal or state securities laws, nor does it limit our stockholders' ability to obtain injunctive relief or other equitable remedies for a violation of a director's or an officer's duties to us or our stockholders.

        The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in dividends resulting from our payment of premiums associated with insurance or payments of indemnification amounts.

        The SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. Indemnification of our directors and officers will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

  •
  there has been a successful adjudication on the merits of each count involving alleged securities law violations;

  •
  the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

  •
  a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

        Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities laws violations and for expenses incurred in successfully defending any lawsuits, provided that a court either:

  •
  approves the settlement and finds that indemnification of the settlement and related costs should be made; or

  •
  dismisses with prejudice or there is a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and a court approves the indemnification.

Item 16. Exhibits.

Exhibit No.	Description
1.1	Form of Underwriting Agreement(1)
4.1	Form of Indenture
4.2	Form of Indenture Security (included in Exhibit 4.1)
4.3	Form of Common Stock Certificate(2)
4.4	Form of Certificate for Preferred Stock(1)
4.5	Form of Warrant Agreement and Warrant Certificate(1)
5.1	Opinion of Kutak Rock LLP
8.1	Opinion of Kutak Rock LLP regarding Tax Matters
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Ernst & Young LLP
23.4	Consent of Kutak Rock LLP (included in Exhibits 5.1 and 8.1)
24.1	Power of Attorney (incorporated by reference to the signature page hereto)
25.1	Statement of Eligibility of Trustee on Form T-1(1)

(1)
To be filed by amendment or incorporated by reference in connection with the offering of the offered securities.

(2)
Incorporated by reference to the Registrant's Registration Statement on Form S-11, Registration No. 333-116408, filed September 9, 2004

Item 17. Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

            (i)    each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (ii)   each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

        (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

        The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on January 3, 2006.

SPIRIT FINANCE CORPORATION
By:	/s/ CHRISTOPHER H. VOLK Christopher H. Volk President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned whose signatures appear below hereby constitute and appoint Christopher H. Volk their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MORTON H. FLEISCHER Morton H. Fleischer	Chairman of the Board	January 3, 2006
/s/ CHRISTOPHER H. VOLK Christopher H. Volk	President, Chief Executive Officer and Director	January 3, 2006
/s/ CATHERINE LONG Catherine Long	Chief Financial Officer, Senior Vice President and Treasurer	January 3, 2006
/s/ CATHERINE L. STEVENSON Catherine L. Stevenson	Vice President and Controller	January 3, 2006
/s/ WILLIE R. BARNES Willie R. Barnes	Director	January 3, 2006

/s/ LINDA J. BLESSING Linda J. Blessing	Director	January 3, 2006
/s/ DENNIS E. MITCHEM Dennis E. Mitchem	Director	January 3, 2006
/s/ PAUL F. OREFFICE Paul F. Oreffice	Director	January 3, 2006
/s/ JAMES R. PARISH James R. Parish	Director	January 3, 2006
/s/ KENNETH B. ROATH Kenneth B. Roath	Director	January 3, 2006
/s/ CASEY J. SYLLA Casey J. Sylla	Director	January 3, 2006
/s/ SHELBY YASTROW Shelby Yastrow	Director	January 3, 2006

Exhibit Index

Exhibit No.	Description
1.1	Form of Underwriting Agreement(1)
4.1	Form of Indenture
4.2	Form of Indenture Security (included in Exhibit 4.1)
4.3	Form of Common Stock Certificate(2)
4.4	Form of Certificate for Preferred Stock(1)
4.5	Form of Warrant Agreement and Warrant Certificate(1)
5.1	Opinion of Kutak Rock LLP
8.1	Opinion of Kutak Rock LLP regarding Tax Matters
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Ernst & Young LLP
23.4	Consent of Kutak Rock LLP (included in Exhibits 5.1 and 8.1)
24.1	Power of Attorney (incorporated by reference to the signature page hereto)
25.1	Statement of Eligibility of Trustee on Form T-1(1)

(1)
To be filed by amendment or incorporated by reference in connection with the offering of the offered securities.

(2)
Incorporated by reference to the Registrant's Registration Statement on Form S-11, Registration No. 333-116408, filed September 9, 2004